EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT

As of October 8, 1998, the Company had directly and indirectly the following active subsidiaries, all of which are included in the Company's consolidated financial statements furnished herewith:

Subsidiaries of
Chock full o' Nuts Corporation

Quikava, Inc.                Massachusetts      100%